UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 29, 2007
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49839 (Commission File Number)	45-0478605 (I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA (Address of principal executive offices)	02139 (Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Compensation of Chief Executive Officer
     At a meeting of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”) held on March 29, 2007, the members of the Board authorized the payment of an annual bonus award to Jean-Pierre Sommadossi, the Company’s chief executive officer, for services rendered during the year ended December 31, 2006. Additionally, the members of the Board approved Dr. Sommadossi’s annual base salary and target for cash and equity bonuses for 2007.
     Identified below is the 2006 cash bonus award and 2007 annual base salary, target cash and equity bonus data with respect to Dr. Sommadossi. The 2006 cash bonus was based on the Company’s overall 2006 performance measured against performance goals for the Company established at the beginning of the fiscal year. For each of 2006 and 2007, the goals and performance criteria include continuation of the timely and successful development of the Company’s product candidates and effective management of the Company’s growing operations.
     Dr. Sommadossi is a party to an employment agreement with the Company. This agreement has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. This agreement provides for the annual payment of a bonus in a range from zero to 200% of the target amount, dependent upon achievement of the performance goals identified at the beginning of each year. The target bonus amount is established as a percentage of Dr. Sommadossi’s current base pay. The bonus target for Dr. Sommadossi was initially established in his employment agreement. To the extent that such target increases, the newly increased target amount becomes the minimum target amount for all future periods remaining during the term of the employment agreement.

	2006	2007
				Target
	Cash	Base	Target Bonus	Option Award
Named Executive Officer	Bonus ($)	Salary ($)	(% of base salary)	(shares)

Jean-Pierre Sommadossi Chief Executive Officer	$300,000	$550,000	60%	150,000
Additional information regarding compensation of executive officers will be included in Idenix’s proxy statement to be filed in connection with its Annual Meeting of Stockholders to be held on May 31, 2007.
The Board also approved an option grant to Dr. Sommadossi of 150,000 shares of the Company’s common stock with an effective date of June 1, 2007 at an exercise price representing the average of the open and close price of the Company’s common stock on such effective date, as reported on the NASDAQ Global Market. This option award shall vest in three equal installments on the first, second and third anniversary of the grant date.
Option Grant to Executive Vice President, Operations
     At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of the Company held on March 29, 2007, the members of the Committee approved an option grant to Guy Macdonald, the Company’s Executive Vice President, Operations, of 125,000 shares of the Company’s common stock with an effective date of June 1, 2007 at an exercise price representing the average of the open and close price of the Company’s common stock on such effective date, as reported on the NASDAQ Global Market. This option award shall vest in three equal installments on the first, second and third anniversary of the grant date.
Item 9.01.    Financial Statements and Exhibits
(c) Exhibits
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: April 3, 2007	By:	/s/John Weidenbruch
John Weidenbruch
Executive Vice President and General Counsel